NEWS RELEASE

CPS ANNOUNCES FIRST QUARTER 2014 EARNINGS

▪	Pretax income of $11.8 million
▪	Net income of $6.7 million, or $0.21 per diluted share
▪	New contract purchases of $190 million
▪	Total managed portfolio increases to $1.295 billion from $1.231 billion at December 31, 2013
▪	Senior secured debt of $37.8 million repaid in full during the quarter.

IRVINE, California, April 8, 2014 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $6.7 million, or $0.21 per diluted share, for its first quarter ended March 31, 2014.  This compares to net income of $3.8 million, or $0.12 per diluted share, in the first quarter of 2013.  This represents a 75% increase in earnings per share.

Revenues for the first quarter of 2014 were $68.1 million, an increase of $13.5 million, or 24.8%, compared to $54.6 million for the first quarter of 2013.  Total operating expenses for the first quarter of 2014 were $56.4 million, an increase of $8.3 million, or 17.3%, compared to $48.1 million for the 2013 period.  Pretax income for the first quarter of 2014 was $11.8 million compared to pretax income of $6.5 million in the first quarter of 2013, an increase of 80%.

During the first quarter of 2014, CPS purchased $189.9 million of new contracts compared to $173.4 million during the fourth quarter of 2013 and $180.1 million during the first quarter of 2014.  The Company's managed receivables totaled $1.295 billion as of March 31, 2014, an increase from $1.231 billion as of December 31, 2013 and $968.5 million as of March 31, 2013, as follows ($ in millions):

Originating Entity	March 31, 2014	December 31, 2013	March 31, 2013
CPS	$1,282.6	$1,211.7	$917.0
Fireside Bank	9.1	14.8	43.3
As Third Party Servicer	3.5	4.9	8.2
Total	$1,295.2	$1,231.4	$968.5

Annualized net charge-offs for the first quarter of 2014 were 5.54% of the average owned portfolio as compared to 4.23% for the first quarter of 2013.  Delinquencies greater than 30 days (including repossession inventory) were 6.33% of the total owned portfolio as of March 31, 2014, as compared to 4.16% as of March 31, 2013.

As previously reported, during March CPS closed its first term securitization transaction of 2014 and the 12th transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $180.0 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 2.51%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 5.00% of the then-outstanding receivable pool balance.

"The first quarter of 2014 was a good start to the year for us," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “We experienced a nice increase in our new contract purchases over the fourth quarter of 2013 and achieved continued earnings growth.  In addition, we hit a milestone in one of our corporate objectives by fully repaying our senior, secured corporate debt.  This demonstrates our continued diligence in deleveraging our balance sheet.   As we have discussed in the past, we feel this will position us well to navigate a wide variety of operating landscapes.”

Conference Call

CPS announced that it will hold a conference call on Wednesday, April 9, 2014, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between April 9, 2014 and April 16, 2014, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 25558910.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
949 753-6800

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2014	2013
Revenues:
Interest income	$64,996	$51,168
Servicing fees	513	909
Other income	2,637	2,517
	68,146	54,594
Expenses:
Employee costs	10,890	8,949
General and administrative	3,603	3,755
Interest	13,381	16,346
Provision for credit losses	23,880	15,147
Other expenses	4,628	3,869
	56,382	48,066
Income before income taxes	11,764	6,528
Income tax expense	5,059	2,743
Net income	$6,705	$3,785

Earnings per share:
Basic	$0.28	$0.19
Diluted	$0.21	$0.12

Number of shares used in computing earnings
per share:
Basic	24,355	20,073
Diluted	32,011	31,624

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2014	2013
Assets:
Cash and cash equivalents	$14,567	$22,112
Restricted cash and equivalents	147,596	132,284
Total cash and cash equivalents	162,163	154,396

Finance receivables	1,226,769	1,155,063
Allowance for finance credit losses	(44,652)	(39,626)
Finance receivables, net	1,182,117	1,115,437

Finance receivables measured at fair value	9,058	14,476
Residual interest in securitizations	445	854
Deferred tax assets, net	54,156	59,215
Other assets	52,010	51,988
	$1,459,949	$1,396,366

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$24,865	$24,839
Warehouse lines of credit	41,527	9,452
Residual interest financing	15,582	19,096
Debt secured by receivables measured at fair value	8,576	13,117
Securitization trust debt	1,247,380	1,177,559
Senior secured debt, related party	--	38,559
Subordinated renewable notes	18,585	19,142
	1,356,515	1,301,764

Shareholders' equity	103,434	94,602
	$1,459,949	$1,396,366

Operating and Performance Data ($ in millions)

	At and for the
	Three months ended
	March 31,
	2014		2013

Contracts purchased	$189.89		$180.12
Contracts securitized	174.58		161.25

Total managed portfolio	$1,295.23		$968.54
Average managed portfolio	1,274.80		944.05

Allowance for finance credit losses as % of fin. receivables	3.64%		2.90%

Aggregate allowance as % of fin. receivables (1)	4.85%		3.68%

Delinquencies
31+ Days	4.16%		2.59%
Repossession Inventory	2.18%		1.57%
Total Delinquencies and Repo. Inventory	6.33%		4.16%

Annualized net charge-offs as % of average owned portfolio	5.54%		4.23%

Recovery rates (2)	48.1%		49.0%

	For the
	Three months ended
	March 31,
	2014		2013
	$(3)	%(4)	$(3)	%(4)
Interest income	$65.00	20.4%	$51.17	21.7%
Servicing fees and other income	3.15	1.0%	3.43	1.5%
Interest expense	(13.38)	-4.2%	(16.35)	-6.9%
Net interest margin	54.77	17.2%	38.25	16.2%
Provision for credit losses	(23.88)	-7.5%	(15.15)	-6.4%
Risk adjusted margin	30.89	9.7%	23.10	9.8%
Core operating expenses	(19.12)	-6.0%	(16.57)	-7.0%
Pre-tax income	$11.76	3.7%	$6.53	2.8%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.